Exhibit 99.2

KORSANA BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$121,167	$154,135
Prepaid expenses and other current assets	639	461

Total current assets	121,806	154,596
Operating lease right-of-use asset	1,024	—
Property and equipment, net	210	—
Restricted cash	101	—
Other assets	3,014	—

Total assets	$126,155	$154,596

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$462	$176
Accrued expenses and other current liabilities (1)	11,053	12,313
Operating lease liability, current	191	—
Warrant liability, related party	844	—

Total current liabilities	12,550	12,489
Long term liabilities:
Accrued other liabilities, non-current	430	538
Operating lease liability, non-current	917	—

Total liabilities	13,897	13,027

Commitments and contingencies (Note 11)
Convertible preferred stock:
Series Seed (formerly known as Series A) convertible preferred stock, $0.0001 par value; 20,000,000 shares authorized as of June 30, 2026 and December 31, 2025; 20,000,000 shares issued and outstanding as of June 30, 2026 and December 31, 2025; liquidation preference of $25,000 as of June 30, 2026 and December 31, 2025	24,964	24,964
Series A convertible preferred stock, $0.0001 par value; 75,500,000 shares authorized as of June 30, 2026 and December 31, 2025; 75,500,000 shares issued and outstanding as of June 30, 2026 and December 31, 2025; liquidation preference of $151,000 as of June 30, 2026 and December 31, 2025	150,573	150,573
Stockholders’ deficit:
Common stock, $0.0001 par value; 139,763,552 and 122,363,552 shares authorized as of June 30, 2026 and December 31, 2025, respectively; 6,000,000 shares issued and outstanding as of June 30, 2026 and December 31, 2025	1	1
Additional paid-in capital	3,320	1,761
Accumulated deficit	(66,600)	(35,730)

Total stockholders’ deficit	(63,279)	(33,968)

Total liabilities, convertible preferred stock and stockholders’ deficit	$126,155	$154,596

(1)	Includes related party amount of $5,751 as of June 30, 2026 and $10,565 as of December 31, 2025 (see Note 13).

The accompanying notes are an integral part of these condensed consolidated financial statements.

KORSANA BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development (1)	$15,514	$154	$26,991	$253
General and administrative	2,937	68	6,220	112

Total operating expenses	18,451	222	33,211	365

Loss from operations	(18,451)	(222)	(33,211)	(365)

Other income:
Interest income	1,091	70	2,341	140

Total other income	1,091	70	2,341	140

Net loss and comprehensive loss	(17,360)	(152)	(30,870)	(225)

Net loss per share attributable to common stockholders, basic and diluted	$ (3.42)	$(0.08)	$(6.12)	$(0.11)

Weighted-average common shares outstanding, basic and diluted	5,082,418	2,000,000	5,041,436	2,000,000

(1)

Includes related party amount of $7,387 and $16,177 for the three and six months ended June 30, 2026, respectively, and $13 and $36 for the three and six months ended June 30, 2025, respectively (see Note 13).

The accompanying notes are an integral part of these condensed consolidated financial statements.

KORSANA BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ (DEFICIT) EQUITY

(UNAUDITED)

(In thousands, except share and per share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances as of December 31, 2024	8,000,000	$9,964	5,000,000	$1	$153	$(88)	$66
Stock-based compensation	—	—	—	—	23	—	23
Net loss	—	—	—	—	—	(73)	(73)

Balances as of March 31, 2025	8,000,000	$9,964	5,000,000	$1	$176	$(161)	$16
Stock-based compensation	—	—	—	—	13	—	13
Net loss	—	—	—	—	—	(152)	(152)

Balances as of June 30, 2025	8,000,000	$9,964	5,000,000	$1	$189	$(313)	$(123)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances as of December 31, 2025	95,500,000	$175,537	6,000,000	$1	$1,761	$(35,730)	$(33,968)
Stock-based compensation	—	—	—	—	452	—	452
Net loss	—	—	—	—	—	(13,510)	(13,510)

Balances as of March 31, 2026	95,500,000	$175,537	6,000,000	$1	$2,213	$(49,240)	$(47,026)
Stock-based compensation	—	—	—	—	892	—	892
Reclassification of vested RSA proceeds from liability-based to equity-based	—	—	—	—	215	—	215
Net loss	—	—	—	—	—	(17,360)	(17,360)

Balances as of June 30, 2026	95,500,000	$175,537	6,000,000	$1	$3,320	$(66,600)	$(63,279)

The accompanying notes are an integral part of these condensed consolidated financial statements.

KORSANA BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(30,870)	$(225)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	2,188	36
Depreciation expense	14	—
Non-cash lease expense	84	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(178)	(212)
Accounts payable	286	3
Accrued expenses and other liabilities (1)	(1,557)	65

Net cash used in operating activities	(30,033)	(333)
Cash flows from investing activities:
Purchases of property and equipment	(224)	—

Net cash used in investing activities	(224)	—
Cash flows from financing activities:
Payment of deferred offering costs	(2,610)	—

Net cash used in financing activities	(2,610)	—

Net decrease in cash, cash equivalents, and restricted cash	(32,867)	(333)
Cash, cash equivalents, and restricted cash at beginning of period	154,135	10,108

Cash, cash equivalents, and restricted cash at end of period	$121,268	$9,775

Supplemental disclosure of non-cash financing activities:
Deferred offering costs included in accrued expenses	$404	$—
Operating lease liability arising from obtaining right-of-use asset	$1,081	$—

(1)	Includes change in related party amount of $4,814 and $0 for the six months ended June 30, 2026 and June 30, 2025, respectively (see Note 13).

The accompanying notes are an integral part of these condensed consolidated financial statements.

KORSANA BIOSCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

1. Nature of the Business and Basis of Presentation

Background and Basis of Presentation

Korsana Biosciences, Inc. and subsidiary (“Korsana” or the “Company”) is a biotechnology company that was established and incorporated under the laws of the state of Delaware on November 8, 2024. Korsana was founded and launched to research and develop antibody candidates licensed from Paragon Therapeutics, Inc. (“Paragon”), an antibody discovery engine founded by Fairmount Funds Management LLC (“Fairmount”). The Company is based in Waltham, Massachusetts. Korsana was formed to develop therapies built on Therapeutic Targeting (THETATM), a next generation blood-brain barrier (BBB) platform, with an initial focus on neurodegenerative disorders, including its lead product candidate, KRSA-028, an anti-amyloid beta (“Ab”) antibody that combines the proprietary Therapeutic Targeting (“THETA™”) platform with well-validated aspects from other anti-Ab products that have achieved regulatory approval or are in late-stage clinical trials.

The Company is subject to risks and uncertainties common to early-stage companies in the biopharmaceutical industry, including, but not limited to, the ability to complete preclinical and clinical trials, the ability to obtain regulatory approval for product candidates, development by competitors of new technological innovations, dependence on key personnel, the ability to attract and retain qualified employees, reliance on third-party organizations, protection of proprietary technology, compliance with government regulations, product liability, uncertainty of market acceptance of products and the ability to raise additional capital to fund operations.

The Company’s potential product candidates will require approval from the U.S. Federal Food and Drug Administration or comparable foreign authorities prior to the commencement of commercial sales. There can be no assurance that the Company’s potential product candidates will receive all the required approvals. In addition, there can be no assurance that the Company’s potential product candidates, if approved, will be accepted in the marketplace, that any future product candidates can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such product candidates will be successfully marketed, if at all.

On April 1, 2026, the Company entered into an Agreement and Plan of Merger with Cyclerion Therapeutics Inc. (“Cyclerion”) and Cariboos Merger Sub Corp and Cariboos Merger Sub II, LLC, both wholly owned subsidiaries of Cyclerion, which agreement was subsequently amended on April 17, 2026 (as amended, the “Merger Agreement”), pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Cariboos Merger Sub Corp will merge with and into Korsana, with Korsana continuing as a wholly owned subsidiary of Cyclerion and the surviving corporation (the “First Merger”). Immediately following the First Merger and as part of the same overall transaction, Korsana will merge with and into Cariboos Merger Sub II, LLC (the “Second Merger” and, together with the First Merger, the “Merger”), with Cariboos Merger Sub II, LLC being the surviving entity of the Second Merger.

In connection with the Merger, on April 1, 2026, Korsana and Cyclerion entered into Subscription Agreements with certain institutional and accredited investors, pursuant to which such investors have agreed, subject to the terms and conditions of such agreements, to purchase immediately prior to the consummation of the Merger, shares of Korsana common stock and pre-funded warrants at an estimated purchase price of $2.3648 per share and $2.3647 per warrant, for an aggregate purchase price of $380.0 million in a private placement (the “Korsana Pre-Closing Financing”). Shares of the Company’s common stock and pre-funded warrants to purchase shares of the Company’s common stock issued pursuant to the Korsana Pre-Closing Financing will be converted into shares of Cyclerion common stock and pre-funded warrants to purchase share of Cyclerion common stock in accordance with the Exchange Ratio at the effective time of the close of the transaction. Refer to Note 15 for subsequent events related to the closing of the transaction on September 8, 2026.

KORSANA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Immediately prior to the consummation of the Merger on September 8, 2026, Cyclerion effected a one-for-seven reverse stock split of its common stock (the “Reverse Stock Split”).

The accompanying unaudited condensed consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain information and footnote disclosures normally included in the Company’s annual financial statements have been condensed or omitted. Accordingly, these interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the audited financial statements. In the opinion of management, the unaudited interim condensed consolidated financial statements reflect all normal recurring adjustments considered necessary for a fair presentation of the Company’s financial position and the results of its operations for the interim periods presented. The results of operations for the three and six months ended June 30, 2026 and 2025 are not necessarily indicative of the results that may be expected for the full year or any other subsequent interim period. The condensed consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, Korsana Securities Corporation. All significant intercompany accounts and transactions have been eliminated in the preparation of the accompanying condensed consolidated financial statements.

Going Concern

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within twelve months of the date that the condensed consolidated financial statements are issued.

Since its inception, the Company has devoted substantially all of its resources to advancing the development of its portfolio of programs, organizing and staffing the Company, business planning, raising capital, and providing general and administrative support for these operations. Current and future programs will require significant research and development efforts, including preclinical and clinical trials, and regulatory approvals to commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales. If the Company obtains regulatory approval for any of its potential product candidates and starts to generate revenue, it expects to incur significant expenses related to developing its internal commercialization capability to support product sales, marketing, and distribution. As a result, the Company will need substantial additional funding to support its operations. Until such time as the Company can generate significant revenue from product sales, if ever, the Company expects to finance its operating activities through a combination of equity offerings and debt financings. Adequate funding may not be available to the Company on acceptable terms, or at all. If the Company is unable to obtain additional funding, the Company will assess its capital resources and may be required to delay, reduce the scope of or eliminate some or all of its planned operations, which may have a material adverse effect on the Company’s business, financial condition, results of operations and ability to operate as a going concern. The financial statements do not include any adjustments that may result if the Company is not able to continue as a going concern.

The Company has not generated any revenue from product sales or other sources and has incurred significant operating losses and negative cash flows from operations since inception. The Company expects that its research and development and general and administrative costs will continue to increase significantly, including in connection with conducting future pre-clinical activities and clinical trials and manufacturing for its existing product candidates and any future product candidates to support commercialization and providing general and administrative support for its operations, including the costs associated with operating as a public company. The Company has incurred net losses of $17.4 million and $30.9 million during the three and six months ended June 30, 2026, respectively. As of June 30, 2026, the Company had an accumulated deficit of $66.6 million. As of June 30, 2026, the Company had $121.2 million in cash and cash equivalents.

KORSANA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

The Company’s management expects that the existing cash and cash equivalents that were primarily raised from Series Seed and Series A convertible preferred stock financings (see Note 5), together with proceeds of $380.0 million received from the closing of the Merger and Korsana Pre-Closing Financing (see Note 15), will be sufficient to fund the Company’s operating plans for at least twelve months from the date these condensed consolidated financial statements are available to be issued.

2. Summary of Significant Accounting Policies

The Company’s significant accounting policies are disclosed in Note 2 to its audited financial statements as of and for the year ended December 31, 2025 and as of December 31, 2024 and for the period from November 8, 2024 (inception) to December 31, 2024 and the related notes included in Cyclerion’s Registration Statement on Form S-4 most recently amended on July 22, 2026 and declared effective on July 26, 2026. Since the date of those financial statements, there have been no changes to the Company’s significant accounting policies except as noted below.

Cash, Cash Equivalents, and Restricted Cash

The following represents the Company’s cash, cash equivalents, and restricted cash (in thousands):

	June 30, 2026	December 31, 2025
Cash and cash equivalents	$121,167	$154,135
Restricted cash	101	—

Total cash, cash equivalents, and restricted cash	$121,268	$154,135

The Company considers all short-term, highly liquid investments purchased with an original maturity of three months or less at the date of purchase to be cash equivalents. As of June 30, 2026, the Company’s restricted cash relates to a letter of credit for its office lease in Waltham, Massachusetts and is included in restricted cash in the Company’s condensed consolidated balance sheet. The carrying value of the restricted cash approximates fair value.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method over the estimated useful life of each asset as follows:

Estimated Useful Life (Years)
Leasehold improvements	Lesser of the life of the asset or remaining lease term
Furniture and fixtures	5 years
Computer software	3 years

Deferred Offering Costs

The Company capitalizes certain legal, professional, accounting, and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After the consummation of an equity financing, these costs are recorded as a reduction of the proceeds from the offering, either as a reduction of the carrying value of the common or preferred stock or in stockholders’ deficit as a reduction of additional paid-in capital generated as a result of the offering. Should the in-process equity financing be abandoned, the deferred offering costs would be expensed immediately as a charge to operating expenses in the statement of operations and comprehensive loss. As of June 30, 2026, deferred offering costs of $3.0 million were recorded as other assets in the condensed consolidated balance sheet.

KORSANA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Leases

The Company evaluates arrangements entered into to determine whether or not it includes a lease. At the lease commencement date, when control of the underlying asset is transferred from the lessor to the Company, the Company classifies a lease as either an operating or finance lease and recognizes a right-of-use (“ROU”) asset and a current and non-current lease liability, as applicable, in the balance sheet if the lease has a term greater than one year. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise its option.

At the lease commencement date, operating lease liabilities and their corresponding ROU assets are recorded at the present value of future minimum lease payments over the expected remaining lease term. The Company determines the present value of lease payments using the implicit rate, if it is readily determinable, or the incremental borrowing rate for the lease term. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate to discount lease payments. The incremental borrowing rate represents an estimated rate of interest that the Company would have to pay to borrow equivalent funds on a collateralized basis at the lease commencement date. For operating leases, lease expense for lease payments is recognized on a straight-line basis over the lease term. For finance leases, lease expense includes amortization expense of the ROU asset recognized on a straight-line basis over the lease term and interest expense recognized on the finance lease liability. In addition, certain adjustments to the ROU asset may be required for items such as lease prepayments, incentives received or initial direct costs. As of June 30, 2026, the Company has one operating lease and no finance leases.

The Company accounts for lease and non-lease components related to operating leases for office space as a single lease component. The Company has elected that costs associated with leases having an initial term of 12 months or less are recognized in the condensed consolidated statement of operations and comprehensive loss on a straight-line basis over the lease term and are not recorded on its condensed consolidated balance sheets. Variable lease expense is recognized as incurred and consists primarily of real estate taxes, utilities, and other office space related expenses.

Recently Issued Accounting Pronouncement Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). The amendments in ASU 2024-03 require public entities to disclose specified information about certain costs and expenses. ASU 2024-03 is effective for the Company’s annual reporting period beginning after December 15, 2026 and interim reporting periods beginning after December 27, 2027, with early adoption permitted. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements.

3. Fair Value Measurements

The following tables present the Company’s fair value hierarchy for financial assets and liabilities measured (in thousands):

	June 30, 2026
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$107,291	$—	$—	$107,291

Total assets	$107,291	$—	$—	$107,291

	December 31, 2025
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$149,096	$—	$—	$149,096

Total assets	$149,096	$—	$—	$149,096

Cash equivalents consist of money market funds, which were valued by the Company based on quoted market prices, which represent a Level 1 measurement within the fair value hierarchy. There were no transfers between Level 1, Level 2, or Level 3 during the six months ended June 30, 2026 and the year ended December 31, 2025.

KORSANA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

4. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	June 30, 2026	December 31, 2025
Accrued research and development (1)	8,989	10,784
Accrued professional and consulting (2)	855	827
Accrued employee compensation and benefits	969	371
Other accrued expenses	240	331

	$11,053	$12,313

(1)	Includes related party amount of $5,751 as of June 30, 2026 and $10,333 as of December 31, 2025.
(2)	Includes related party amount of $0 as of June 30, 2026 and $232 as of December 31, 2025.

5. Convertible Preferred Stock

On November 21, 2024, the Company issued a total of 8,000,000 shares of the initial Series A Convertible Preferred Stock to Fairmount Healthcare Fund II L.P. (Fairmount Fund II), an affiliate fund of Fairmount, as well as to Venrock Healthcare Capital Partners EG L.P., Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Associates IX, L.P. and Venrock Partners IX, L.P., (collectively known as “Venrock”) at a purchase price of $1.25 per share for gross proceeds of $10.0 million. Of the 8,000,000 shares of initial Series A Convertible Preferred Stock issued, 4,000,000 shares of Series A Convertible Preferred Stock were issued to Fairmount Fund II and 4,000,000 shares of Series A Convertible Preferred Stock were issued to Venrock, both of which are considered related parties (see Note 13).

On September 11, 2025 (the “Additional Closing Date”), the Company issued an additional 12,000,000 shares of the initial Series A Convertible Preferred Stock to Fairmount Fund II and Venrock, at a purchase price of $1.25 per share for gross proceeds of $15.0 million (the “Additional Closing”). Of the 12,000,000 shares of initial Series A Convertible Preferred Stock issued, 6,000,000 shares of Series A Convertible Preferred Stock were issued to Fairmount Fund II and 6,000,000 shares of Series A Convertible Preferred Stock were issued to Venrock. Additionally, the Company and its stockholders decided to seek additional capital funding by authorizing up to 75,500,000 shares of a new series of preferred stock of the Company to be designated as the new “Series A Convertible Preferred Stock”. The Board of Directors amended the Amended and Restated Certificate of Incorporation (“ARCI”) to (i) change the name of the Company to “Korsana Biosciences, Inc.” from “Korsa Biosciences, Inc.”; (ii) reclassify each outstanding share of initial Series A Convertible Preferred Stock into a share of preferred stock of the Company to be designated as “Series Seed Convertible Preferred Stock” (collectively with the new Series A Convertible Preferred Stock, the “Convertible Preferred Stock”), which resulted in the reclassification of 20,000,000 shares of the initial Series A Convertible Preferred Stock issued and outstanding into shares of Series Seed Convertible Preferred Stock; (iii) designate the rights, preferences, privileges, and restrictions of the new Series A Convertible Preferred Stock, and facilitate the issuance and sale of such shares; and (iv) authorize 122,363,552 shares of common stock of the Company, $0.0001 par value per share and 95,500,000 shares of preferred stock of the Company, $0.0001 par value per share, of which 20,000,000 shares will be designated as Series Seed Convertible Preferred Stock and 75,500,000 shares will be designated as Series A Convertible Preferred Stock.

On September 15, 2025, the Company entered into the new Series A Preferred Stock Purchase Agreement to issue certain investors shares of Series A Convertible Preferred Stock, $0.0001 par value per share, at a purchase price of $2.00 per share. The Company issued 75,500,000 shares of the Series A Convertible Preferred Stock for gross proceeds of $151.0 million. Of the 75,500,000 shares of Series A Convertible Preferred Stock issued, 12,500,000 shares were issued to Fairmount and 12,500,000 shares were issued to Venrock.

KORSANA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

The holders of the Convertible Preferred Stock have the following rights and preferences:

Voting

The holders of Convertible Preferred Stock are entitled to vote, together with the holders of the Company’s common stock, on all matters submitted to stockholders for a vote. Each holder of outstanding shares of Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. A majority vote of the holders of Convertible Preferred Stock is required to liquidate or dissolve the Company, amend the certificate of incorporation or bylaws in a manner that adversely affects the rights of the Convertible Preferred Stock, reclassify common stock or establish another class of capital stock (unless the same ranks junior to the Convertible Preferred Stock with respect to its rights), create shares that would rank senior to or authorize additional shares of Convertible Preferred Stock, declare a dividend or make a distribution.

In addition, the holders of record of the shares of Series Seed Preferred Stock, voting together exclusively and as a separate class on an as-converted to Common Stock basis, shall be entitled to elect four directors of the Company. The holders of record of the shares of Series A Preferred Stock, voting together exclusively and as a separate class on an as-converted to Common Stock basis, shall be entitled to elect one director of the Company. The holders of shares of common stock and any other class or series of voting stock (including Convertible Preferred Stock), exclusively and voting together as a single class, are entitled to elect one director of the Company.

Conversion

Each share of Convertible Preferred Stock is convertible into common shares at the option of the holder, at any time, and without the payment of additional consideration by the holder. In addition, each share of Convertible Preferred Stock will be automatically converted into shares of common stock at the applicable conversion ratio then in effect upon either (i) the closing of the firm-commitment underwritten public offering of the Company’s common stock or the closing of a reverse merger transaction at which the price is at least $4.00 per share resulting in at least $75.0 million of gross proceeds to the Company, net of the underwriting discounts or commissions, or (ii) the vote or written consent of the holders of a majority of the outstanding shares of Convertible Preferred Stock, voting as a single class.

The conversion ratio of Convertible Preferred Stock is determined by dividing the original issue price by the conversion price in effect at the time of conversion. The original issue price is $1.25 per share for the Series Seed Convertible Preferred Stock and $2.00 per share for the Series A Convertible Preferred Stock (in each case subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization and other adjustments as set forth in the Company’s certificate of incorporation, as amended and restated). The conversion price is currently $1.25 per share for the Series Seed Convertible Preferred Stock and $2.00 per share for the Series A Convertible Preferred Stock. As of June 30, 2026, each outstanding share of Convertible Preferred Stock was convertible into common stock on a one-for-one basis.

Dividends

The Company may not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) unless the holders of the Convertible Preferred Stock then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Convertible Preferred Stock in an amount at least equal to (i) in the case of a dividend being distributed to common stock or any class or series that is convertible into common stock, the equivalent dividend on an as-converted basis or (ii) in the case of a dividend on any class or series that is not convertible into common stock, a dividend equal to a dividend rate on Convertible Preferred Stock calculated based on the respective original issue price of the Series A Convertible Preferred Stock and Series Seed Convertible Preferred Stock. Dividends are non-cumulative.

KORSANA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

For the six months ended June 30, 2026 and June 30, 2025, no dividends had been declared or paid by the Company.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or upon the occurrence of a Deemed Liquidation Event (as defined below), the holders of shares of Convertible Preferred Stock then outstanding are entitled to be paid out of the assets or funds of the Company available for distribution to stockholders before any payment is made to the holders of common stock. The holders of Convertible Preferred Stock are entitled to an amount equal to the greater of (i) the applicable original issue price per share of the Convertible Preferred Stock, plus any declared but unpaid dividends thereon, or (ii) the amount per share that would have been payable had all shares of Convertible Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation event, the assets or funds of the Company available for distribution to stockholders are insufficient to pay the full amount to which they are entitled, then the holders of shares of Convertible Preferred Stock in preference to any distributions to common stock will share rateably in any distribution of the assets or funds available for distribution in proportion to the respective amounts which would otherwise be payable if it were paid in full.

Unless the holders of a majority in voting power of the then outstanding shares of Convertible Preferred Stock elect otherwise, a Deemed Liquidation Event shall include a merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or sale, lease, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets.

Redemption

The Convertible Preferred Stock does not have redemption rights, except for the contingent redemption upon the occurrence of a Deemed Liquidation Event.

6. Common Stock

As of June 30, 2026 and December 31, 2025, the Company has the authority to issue a total of 139,763,552 and 122,363,552 shares of common stock, respectively, at a par value of $0.0001 per share. As of June 30, 2026 and December 31, 2025, the Company had 6,000,000 shares of common stock issued and outstanding in connection with restricted stock awards (“RSAs”), respectively. Unvested RSAs are considered legally issued and outstanding shares of common stock. Each share of common stock entitles the holder to one vote, together with the holders of Convertible Preferred Stock, on all matters submitted to the stockholders for a vote. The holders of common stock are entitled to receive dividends, if any, as declared by the Company’s Board of Directors, subject to the dividend rights of the holders of Convertible Preferred Stock.

As of June 30, 2026 and December 31, 2025, the Company had common stock reserved for future issuance as follows:

	June 30, 2026	December 31, 2025
Shares issuable upon conversion of Company Series Seed Preferred Stock	20,000,000	20,000,000
Shares issuable upon conversion of Company Series A Preferred Stock	75,500,000	75,500,000
Shares issuable upon exercise of warrants under the Parasa Warrant Obligation	1,102,561	1,102,561
Outstanding and issued stock options	34,784,918	8,756,187

Total shares of common stock reserved	131,387,479	105,358,748

KORSANA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

7. Stock-Based Compensation

2025 Equity Incentive Plan

On September 11, 2025, the Board of Directors approved the 2025 Equity Incentive Plan (the “2025 Plan”), under which the Company may grant stock options, restricted stock awards, restricted stock units, or other stock-based awards to employees, officers, directors, consultants, and advisors. The 2025 Plan is administered by the Board of Directors, or, at the discretion of the Board of Directors, by a committee of the Board of Directors. The exercise prices, vesting and other restrictions are determined at the discretion of the Board of Directors, or its committee, if so delegated. Stock options granted under the 2025 Plan generally vest over four years, subject to the participant’s continued service, and expire after ten years. Upon adoption, the 2025 Plan authorized 20,584,336 shares of common stock reserved for issuance under the plan. On June 30, 2026, the 2025 Plan was amended to increase the number of shares of common stock reserved for issuance by 17,400,000. As of June 30, 2026, the total number of shares of common stock reserved for issuance under the 2025 Plan was 37,984,336 shares, with 2,199,418 shares of common stock available for future grants.

Stock Option Valuation

The fair value of each stock option grant is estimated on the grant date using the Black-Scholes option-pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. For stock options with service-based vesting conditions, the expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” stock options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.

The following table summarizes the weighted-average assumptions used in calculating the fair value of the awards during the six months ended June 30, 2026:

Six Months Ended June 30, 2026
Expected term (in years)	6.0
Expected volatility	86.5%
Risk-free interest rate	4.2%
Dividend yield	0.0%

Stock Options

The following table summarizes the stock option activity for the six months ended June 30, 2026:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding balance as of December 31, 2025	8,756,187	$0.86	9.8	$—
Granted	26,028,731	1.56	9.9	—

Outstanding balance as of June 30, 2026	34,784,918	$1.38	9.8	$9,990

Vested and expected to vest, June 30, 2026	34,784,918	$1.38	9.8	$9,990

Exercisable as of June 30, 2026	1,464,663	$0.86	9.3	$1,179

The weighted average grant-date fair value of stock options granted during the six months ended June 30, 2026 was $1.16. The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had an exercise price lower than the fair value of the Company’s common stock. There were no stock options granted during the six months ended June 30, 2025.

KORSANA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Restricted Stock Awards

On November 8, 2024, the Company’s Board of Directors approved the Restricted Stock Notice and Restricted Stock Purchase Agreement, under which Korsana issued and sold 5,000,000 RSAs to Paragon at a price of $0.02 per share. Paragon subsequently contributed 2,500,000 RSAs to Parasa Holding LLC (“Parasa”), an entity formed by Paragon as a vehicle to hold equity in the Company. The RSAs have performance-based vesting conditions only, which include a performance condition related to achieving a specified amount of Series A convertible preferred stock financing. The Company considers the probability of achieving the relevant performance condition and recognizes expense when the Company concludes it is probable that the performance condition will be achieved.

On November 21, 2024, the Company raised gross proceeds of $10.0 million in connection with the initial Series A Convertible Preferred Stock financing (see Note 5). Upon the initial issuance of Series A Convertible Preferred Stock to Fairmount and Venrock, 40% of the RSAs became vested under the performance condition and the Company recognized stock-based compensation expense associated with these RSAs.

On September 11, 2025, the Company raised gross proceeds of $15.0 million in connection with the Series A Convertible Preferred Stock Additional Closing (see Note 5). Upon the additional issuance of the initial Series A Convertible Preferred Stock to Fairmount and Venrock, 100% of the RSAs became vested under the performance condition and the Company recognized stock-based compensation expense associated with these RSAs.

On October 27, 2025, the Company issued and sold 1,000,000 RSAs to the Company’s chief executive officer. The RSAs issued and sold to the Company’s chief executive officer have service-based vesting conditions and vest over a four-year period, during which time all unvested shares are subject to forfeiture and the Company’s repurchase right in the event the holder’s services with the Company voluntarily or involuntarily terminate. The RSAs issued and sold to the Company’s chief executive officer were granted from the 2025 Plan. As these unvested RSAs are similar to early exercises of stock options, cash proceeds received for unvested RSAs issued to the Company’s chief executive officer were initially recorded as a liability and are reclassified to equity as vesting occurs. During the three months ended June 30, 2026, the Company reclassified $0.2 million of vested RSAs from liability to equity. As of June 30, 2026, $0.2 million and $0.4 million was recorded in accrued expenses and other current liabilities and accrued other liabilities, noncurrent, respectively, on the Company’s condensed consolidated balance sheet related to the unvested RSAs held by the chief executive officer subject to vesting and repurchase rights under the terms of the RSA agreement.

The following table summarizes the RSA activity for the six months ended June 30, 2026:

	Number of RSAs	Weighted Average Grant Date Fair Value
Unvested balance as of December 31, 2025	1,000,000	$0.57
Vested	(250,000)	0.57

Unvested balance as of June 30, 2026	750,000	$0.57

During the three and six months ended June 30, 2026 and 2025, the Company recorded stock-based compensation expense of less than $0.1 million, respectively, related to the RSAs in the condensed consolidated statements of operations and comprehensive loss as general and administrative and research and development expense.

KORSANA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Parasa Warrant Obligation

In September 2025, the Company entered into the Antibody Discovery and Option Agreement (the “Paragon ADOA”) with Paragon and Parasa (see Note 9). Under the terms of the Paragon ADOA, Parasa will be entitled to grants of warrants to purchase a number of shares equal to 1.00% of the then outstanding shares of the Company’s stock, on a fully diluted basis, on December 31, 2025 and December 31, 2026, with an exercise price equal to the fair market value of the underlying shares on the grant date as determined by the Board of Directors (the “Parasa Warrant Obligation”). If the term with respect to all research programs ends prior to the end of a calendar year, the warrant for such calendar year shall be pro-rated for that calendar year. The grant dates for the issuance of warrants was on December 31, 2025 (the “2025 Parasa Warrant Obligation”) and expected to be on December 31, 2026 (the “2026 Parasa Warrant Obligation”) (if the term with respect to all research programs is still active), respectively, as all terms of the award, including number of shares and exercise price, will be known by all parties on those dates. Parasa’s research and discovery related activities have a service inception date preceding the grant dates, with the full award being vested as of the grant date with no post-grant date service requirement. Accordingly, the Company records a liability for the warrants expected to be granted to Parasa as the related services are provided, with the value of the liability based on the estimated fair value of the warrants at each interim reporting date. For the three and six months ended June 30, 2026, $0.6 million and $0.8 million, respectively, was recognized as stock-based compensation expense related to the 2026 Parasa Warrant Obligation expected to be granted to Parasa on December 31, 2026 within research and development expense in the Company’s condensed consolidated statement of operations and comprehensive loss. On December 31, 2025, the fair value of the warrant obligation of $0.8 million was reclassified from accrued expenses to stockholders’ equity on the condensed consolidated balance sheet when the Company settled the 2025 Parasa Warrant Obligation by issuing Parasa a warrant to purchase 1,102,561 shares of Company Common Stock at an exercise price of $0.86 per share. The warrant issued on December 31, 2025 has a term of 10 years, is fully vested, and is exercisable in part or full at any time during the term of the warrant. As of June 30, 2026, the warrant issued under the 2025 Parasa Warrant Obligation is outstanding and unexercised.

The following table summarizes the assumptions used in calculating the fair value of the 2026 Parasa Warrant Obligation:

June 30, 2026
Expected term (years)	10.0
Expected volatility	86.4%
Risk-free interest rate	4.4%
Dividend yield	0.0%

Stock-Based Compensation Expense

The following table summarizes the classification of the Company’s stock-based compensation expense in the condensed consolidated statements of operations and comprehensive loss (in thousands):

	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Research and development	$951	$13	$1,230	$36
General and administrative	577	—	958	—

	$1,528	$13	$2,188	$36

As of June 30, 2026, total unrecognized compensation cost related to the unvested stock options was $33.9 million, which is expected to be recognized over a weighted average period of approximately 3.7 years. As of June 30, 2026, total unrecognized compensation cost related to the unvested RSAs was $0.4 million, which is expected to be recognized over a weighted average period of approximately 2.9 years. As of June 30, 2026, total unrecognized compensation cost related to the 2026 Parasa Warrant Obligation was $0.9 million, which is expected to be recognized over approximately 0.5 years.

KORSANA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

The following table summarizes the award types of the Company’s stock-based compensation expense in the condensed consolidated statements of operations and comprehensive loss (in thousands):

	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
RSAs	$35	$13	$70	$36
Stock options	857	—	1,274	—
Parasa Warrant Obligation	636	—	844	—

	$1,528	$13	$2,188	$36

8. Income Taxes

There was no income tax provision recorded for the three and six months ended June 30, 2026 or 2025 and, therefore, the Company’s effective income tax rate was 0.0% for the three and six months ended June 30, 2026 and 2025. The effective income tax rate for the three and six months ended June 30, 2026 differed from the 21% federal statutory rate primarily due to the valuation allowance maintained against the Company’s net deferred tax assets.

9. Paragon Agreements

Paragon Antibody Discovery and Option Agreement

In September 2025, the Company entered the Paragon ADOA with Paragon and Parasa. Under the Paragon ADOA, Paragon identifies, evaluates, and develops antibodies against one or more mutually agreed therapeutic targets and a mutually agreed brain transit target. The Paragon ADOA covers Research Program 001 and Research Program 002, each targeting Ab and TfR1 (together the “Ab program”), and one undisclosed research program 003, with the ability to add additional programs by mutual agreement. The Company’s lead product candidate, KRSA-028, was developed from program 002.

Under the Paragon ADOA, Korsana has the exclusive option (each, an “ADOA Option”), on a Program-by-Program basis, to enter into a separate agreement with Paragon consistent with a set of pre-negotiated terms to further develop, manufacture and commercialize the resulting antibody transport vehicle compounds (each, a “License Agreement”). If the Company exercises an ADOA Option and finalizes a related License Agreement, it will be required on a program-by-program and product-by-product basis, to make one-time, non-refundable milestone payments of up to $46.0 million per product upon the achievement of specified clinical development and regulatory milestones, which amount is reduced by 50% for independently developed products directed to the same target combination. Additionally, the Company will be required to make tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale of each developed product. From time to time, the Company can choose to add additional targets by mutual agreement with Paragon. On March 19, 2026, the Company exercised its ADOA Option for Research Program 002. The Company made a $5.0 million milestone payment to Paragon in March 2026 related to the nomination of KRSA-028 as the development candidate for Research Program 002. On June 8, 2026, the Company entered into a license agreement with respect to the Ab program. The $5.0 million milestone payment made to Paragon in March 2026 related to the nomination of KRSA-028 as the development candidate for Research Program 002 will not be owed again under the license agreement.

Under the terms of the Paragon ADOA, Paragon agreed to perform certain research activities to discover, generate, identify, and characterize one or more antibody candidates directed to certain mutually agreed therapeutic targets of interest to Korsana (each, a “Research Program”), and certain administrative activities. The Paragon ADOA requires Korsana, Paragon, and Parasa to develop a research plan for each target that includes design, modelling, synthesis, evaluation, and other mutually agreed activities (each, a “Research Plan”), which activities may include performing preclinical studies. Korsana is required to pay a one-time nonrefundable, non-creditable fee of $1.0 million (the “Research Initiation Fee”) within 30 days following finalization of the Research Plan for each such Research

KORSANA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Program. Paragon will perform the activities set forth in each Research Plan on the timelines set forth in such Research Plan and in compliance with a mutually agreed budget. Korsana will reimburse Paragon for the costs of performing the development activities set forth in the Research Plan, plus an agreed-upon margin charged by Paragon. Korsana made an upfront payment to Paragon when they entered into the Paragon ADOA to cover the cost of work completed by Paragon for the selected Research Programs prior to the effective date. Each Research Program is overseen and coordinated by a joint development committee consisting of two employees from Korsana and two employees from Paragon, with Korsana and Paragon each having one vote with respect to decisions of the committee. When Paragon and Parasa have produced an antibody against a selected target, and upon the completion of each Research Program, Paragon and Parasa will deliver to Korsana a data package that includes sequence information for all then-existing antibodies and information directed to such target.

Unless terminated earlier, the Paragon ADOA shall continue in force on a Research Program-by-Research Program basis until the later of: (i) the end of the Option Period for such Research Program, as applicable, if such Option is not exercised by the Company; (ii) if the Company exercises its Option with respect to a Research Program, but the parties are unable to finalize and execute a License Agreement within 30 days, the expiration of such 30-day period (subject to any mutually agreed extension of such period); and (iii) the expiration of the applicable Research Term (as defined under the Paragon ADOA). The Company may terminate the Paragon ADOA or any Research Program at any time for any or no reason upon 30 days’ prior written notice to Paragon, provided that the Company must pay certain unpaid fees due to Paragon upon such termination, as well as any non-cancellable obligations reasonably incurred by Paragon in connection with its activities under any terminated Research Program. Paragon may terminate the Paragon ADOA or a Research Program immediately upon written notice to the Company if, as a result of any action or failure to act by the Company or its affiliates, such Research Program or all material activities under the applicable Research Plan are suspended, discontinued or otherwise delayed for a certain consecutive number of months. Each party has the right to terminate the Paragon ADOA or any Research Program upon (i) 30 days’ prior written notice of the other party’s material breach that remains uncured for the 30-day period and (ii) the other party’s bankruptcy.

Any License Agreement entered into with respect to a given Research Program shall contain the same milestone payment obligations as the Paragon ADOA, provided that any milestone set in the Paragon ADOA that has not yet been achieved and is duplicated in such License Agreement shall no longer be achievable and payable under the terms of the Paragon ADOA and shall only be achievable under the terms of the License Agreement. For the avoidance of doubt, if a milestone is achieved and paid by Korsana pursuant to the Paragon ADOA for a certain Research Program, then there shall be no milestone payment due for the achievement of such milestone under a subsequently executed License Agreement for such Research Program. Further, under a License Agreement, Korsana would also be required to make royalty payments to Paragon in the low single-digit percentage range based on net sales of products, subject to certain reductions. The royalty term will terminate on a product-by-product and country- by-country basis upon the later of the expiration of the last-to-expire valid claim within the relevant patent rights or the twelfth anniversary of the first commercial sale of such product in such country.

Under the Paragon ADOA, Korsana granted on December 31, 2025 and will grant on December 31, 2026, Parasa warrants to purchase a number of shares equal to 1.00% of Korsana’s outstanding capital stock as of the date of the grant on a fully-diluted basis, with an exercise price equal to the fair market value of the underlying shares of Korsana common stock on each respective grant date. Parasa is an entity formed by Paragon as a vehicle to hold equity in Korsana in order to share profits with certain employees of Paragon and will not perform any substantive role under the Paragon ADOA other than to receive such warrants (see Note 7).

The Company concluded that the rights obtained under the Paragon ADOA represent an asset acquisition whereby the underlying assets comprise in-process research and development assets with no alternative future use. The Paragon ADOA did not qualify as a business combination because substantially all of the fair value of the assets acquired was concentrated in the in-process research and development assets, which represent a group of similar

KORSANA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

identifiable assets. All of the upfront consideration paid by Korsana was allocated to the in-process research and development assets acquired and was immediately expensed as part of research and development expenses on the condensed consolidated statement of operations and comprehensive loss. The research initiation fees represent a one-time cost on a research program-by research program basis for accessing research services or resources with benefits that are expected to be consumed in the near term, therefore the amounts paid are expensed as part of research and development costs immediately. Amounts paid as reimbursements of on-going development costs, monthly development cost fees and additional development expenses incurred by Paragon are recognized as research and development expense when incurred. Amounts paid as reimbursements for administrative activities incurred by Paragon are recognized as general and administrative expense when incurred.

Under the Paragon ADOA, the Company recorded total expense of $15.2 million during the six months ended June 30, 2026 for amounts owed to Paragon across all Research Programs, including $8.4 million of research and development work completed by Paragon, $5.0 million for the achievement of a development candidate milestone, $1.0 for the research initiation milestone, and $0.8 million of stock-based compensation expense related to the 2026 Parasa Warrant Obligation. The Company recorded total expense of $6.4 million for the three months ended June 30, 2026 for amounts owed to Paragon across all Research Programs, including $4.8 million of research and development work completed by Paragon, $1.0 for the research initiation milestone, and $0.6 million of stock-based compensation expense related to the 2026 Parasa Warrant Obligation. An amount of $4.8 million was unpaid by Korsana at June 30, 2026 and is included in related party accrued expenses and other current liabilities within the Company’s condensed consolidated balance sheet. Further, an amount of $0.8 million related to the 2026 Parasa Warrant Obligation is included in warrant liability, related party within the Company’s condensed consolidated balance sheet.

Paragon Platform Option Agreement

In October 2025, the Company entered into the Platform Option Agreement with Paragon and Parasa (the “Paragon POA”) in connection with the Paragon ADOA. Pursuant to the Paragon POA, the Company will have an exclusive option to enter into either a separate Antibody Discovery and Option Agreement or a separate License Agreement with Paragon and Parasa, enabling the Company with the right to add, remove, or replace specific target combinations and further develop, manufacture and commercialize the resulting antibody transport vehicle compounds.

Following designation of a target combination, the Company may elect their option to enter into a separate Antibody Discovery and Option Agreement or a separate License Agreement with Paragon and Parasa, the terms of which will be finalized in connection with the option exercise. If the Company elects to enter into a License Agreement (a “POA License”), it will be required to make a one-time non-refundable payment to Paragon of $5.0 million for the license option exercise fee. Under any POA License, Korsana would be required to make one-time, non-refundable milestone payments of up to $41.0 million per product, reduced by 50% for independently developed products directed to the same target combination, and tiered royalty payments in the low to mid-single digit percentage range based on annual net sales, subject to certain reductions. These payments are intended to fund the research to be performed by Paragon and Parasa under either an Antibody Discovery and Option Agreement or License Agreement. As of June 30, 2026, the Company has not exercised its option and no amounts were expensed related to the Paragon POA during the six months ended June 30, 2026.

The Company will also have an exclusive option to designate up to two additional reserved target combinations. If the Company exercises its option, it will be required to make a one-time non-refundable payment to Paragon of $2.0 million for the additional reserved target option exercise fee. A separate additional reserved target option exercise fee is due and payable to Paragon each time that the Company exercises an additional reserved target option.

KORSANA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Paragon Antibody Oligo Conjugate Research Letter Agreement

In April 2026, the Company entered into an Antibody Oligo Conjugate Research Letter Agreement (the “Paragon Research Letter Agreement”) with Paragon Laboratories, Inc (“Paragon Laboratories”) to initiate a Research Program focused on the development of antibody oligonucleotide conjugates directed to a selected target. The Research Letter Agreement provides for reimbursement of research costs and monthly research fees, and grants the Company an exclusive option to enter into either an antibody oligonucleotide conjugate discovery and option agreement for an upfront research initiation fee of $1.0 million, or a license agreement for the Research Program for an upfront license fee of $5.0 million. Under the Antibody Oligo Conjugate Research Letter Agreement with Paragon Laboratories, the Company recorded total expense of $1.0 million during the three and six months ended June 30, 2026 for amounts owed to Paragon Laboratories, including $1.0 million of research and development work completed by Paragon Laboratories. An amount of $1.0 million was unpaid by Korsana at June 30, 2026 and is included in related party accrued expenses and other current liabilities within the Company’s condensed consolidated balance sheet. At this time, the Company has not exercised either option related to the Research Letter Agreement.

10. Leases

In March 2026, the Company entered into a noncancelable operating lease agreement for office space located in Waltham, Massachusetts. The lease commenced in March 2026 and is set to expire in December 2030. Rent payment is expected to commence in the fourth quarter of 2026. The Company provided the landlord with a letter of credit for the security deposit in the amount of $0.1 million, which is recorded within restricted cash on the condensed consolidated balance sheet. Lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of the lease payments, the Company estimated its incremental borrowing rate when measuring operating lease liabilities as discount rates were not implicit or readily determinable.

As of June 30, 2026, the Company had $1.0 million of operating lease ROU assets, short term lease liabilities of $0.2 million and long term lease liabilities of $0.9 million on its condensed consolidated balance sheets. As of June 30, 2026, the operating lease arrangement had a remaining lease term of 4.5 years and an incremental borrowing rate of 9.8%.

As of June 30, 2026, the total remaining operating lease payments included in the measurement of lease liabilities was as follows (in thousands):

Period ended June 30,
2026 (remaining 6 months)	$—
2027	383
2028	392
2029	401
2030	409

Total undiscounted lease payments	1,585
Total undiscounted unearned tenant improvements	(137)
Less: Imputed interest	(340)

Total present value of operating lease liability	$1,108

11. Commitments and Contingencies

401(k) Plan

The Company maintains a defined-contribution plan under Section 401(k) of the Internal Revenue Code of 1986 (the “401(k) Plan”). The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Employer contributions to the 401(k) Plan may be made at the discretion of management. For the three and six months ended June 30, 2026 and 2025, the Company has recorded less than $0.1 million and no expense, respectively, related to 401(k) Plan employer contributions.

KORSANA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with each of its directors and executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not aware of any indemnification arrangements that could have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its condensed consolidated financial statements as of June 30, 2026.

Legal Proceedings

From time to time, the Company may become involved in legal proceedings or other litigation relating to claims arising in the ordinary course of business. The Company accrues a liability for such matters when it is probable that future expenditures will be made and that such expenditures can be reasonably estimated. Significant judgment is required to determine both probability and estimated exposure amount. Legal fees and other costs associated with such proceedings are expensed as incurred. As of June 30, 2026, the Company was not a party to any material legal proceedings or claims.

12. Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, except share and per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Numerator:
Net loss	$(17,360)	$(152)	$(30,870)	$(225)

Denominator:
Weighted-average common shares outstanding, basic and diluted	5,082,418	2,000,000	5,041,436	2,000,000

Net loss attributable to common stockholders, basic and diluted	$(3.42)	$(0.08)	$(6.12)	$(0.11)

For the computation of basic net loss per share attributable to common stockholders, the amount of weighted-average common shares outstanding excludes all shares of unvested restricted common stock as such shares are not considered outstanding for accounting purposes until vested.

The Company’s potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded potential common shares from the computation of diluted net loss per share attributable to common stockholders for the period presented because including them would have had an anti-dilutive effect:

KORSANA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

	June 30, 2026	June 30, 2025
Convertible preferred stock (as converted to common stock)	95,500,000	8,000,000
Stock options to purchase common stock	34,784,918	—
Unvested restricted stock awards	750,000	—
Outstanding and issued warrant to Parasa	1,102,561	—

	132,137,479	8,000,000

13. Related Party Transactions

Paragon and Parasa have been identified as related parties of Korsana and have engaged in material transactions with the Company for the six months ended June 30, 2026. The Company entered into significant related party transactions with the Paragon ADOA, Paragon POA, and Paragon Research Letter Agreement (see Note 9) transactions.

14. Segment Reporting

The Company has one reportable segment relating to the research and development of its research programs. The Company’s CODM, its Chief Executive Officer, manages the Company’s operations on a company-wide basis for the allocation of resources and the assessment of performance. The Company’s measure of segment profit or loss used to assess performance and allocate resources is net loss. The CODM uses net loss to evaluate loss generated from the Company’s business activities in deciding how to allocate company resources and in monitoring budget versus actual results. Assets are also managed on a company-wide basis.

The table below is a summary of the segment loss, including significant segment expenses that are reviewed by the CODM (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses
Ab program research and development costs (1)	$7,413	$112	$16,332	$188
Second undisclosed program 003 research and development costs (2)	4,408	—	5,896	—
General and administrative personnel costs (including stock-based compensation)	1,441	—	3,547	—
Research and development personnel costs (including stock-based compensation) (3)	3,075	13	4,004	36
Other general and administrative costs	1,496	68	2,673	112
Other research and development costs (4)	618	29	759	29
Interest income	(1,091)	(70)	(2,341)	(140)

Net loss	$17,360	$152	$30,870	$225

(1)	Includes related party amounts of $2,336 and $9,427 for the three and six months ended June 30, 2026, respectively.
(2)	Includes related party amounts of $4,408 and $5,885 for the three and six months ended June 30, 2026, respectively.
(3)	Includes related party amounts of $636 and $844 for the three and six months ended June 30, 2026, respectively, and $13 and $36 for the three and six months ended June 30, 2025, respectively.
(4)	Includes related party amounts of $7 and $21 for the three and six months ended June 30, 2026, respectively.

15. Subsequent Events

The Company has evaluated events and transactions occurring subsequent to June 30, 2026 through September 11, 2026, the date at which the condensed consolidated financial statements are available to be issued.

KORSANA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Reverse Recapitalization and Pre-Closing Financing

On September 8, 2026 the Company completed the Merger with Cyclerion in accordance with the terms of the Merger Agreement pursuant to which, among other matters, First Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Cyclerion and the surviving corporation of the First Merger, and, immediately following the First Merger and as part of the same overall transaction, the Company merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger. Second Merger Sub changed its corporate name to “Korsana Biosciences Operating Company, LLC” and Cyclerion changed its name to “Korsana Biosciences, Inc.” The Combined Company is led by pre-Merger Korsana’s management team and remains focused on developing novel therapies with an initial focus on neurodegenerative disorders.

In accordance with an exchange ratio determined in accordance with the terms of the Merger Agreement (the “Exchange Ratio”, at the effective time of the First Merger (the “First Effective Time”), (i) each then-outstanding share of Pre-Merger Korsana common stock (including shares of Pre-Merger Korsana common stock issued in connection with the Korsana Pre-Closing Financing) was converted into the right to receive a number of shares of Cyclerion common stock equal to the Exchange Ratio, (ii) each then-outstanding share of Korsana Series Seed preferred stock was converted into the right to receive a number of shares of Cyclerion Series B non-voting Preferred Stock, equal to the Exchange Ratio divided by 1,000, (iii) each-then-outstanding share of Korsana Series A preferred stock was converted into the right to receive to a number of shares of Cyclerion common stock equal to the Exchange Ratio, as well a right to receive a pre-funded warrant to purchase Korsana common stock that was converted into a pre-funded warrant to purchase Cyclerion common stock, subject to adjustment as set forth in the form of the pre-funded warrant, (v) each then-outstanding option to purchase Korsana common stock was assumed by Cyclerion and will be converted into an option to purchase shares of Cyclerion common stock, adjusted for the Exchange Ratio, (vi) each then- outstanding warrant to purchase Korsana common stock was assumed by Cyclerion and will be converted into a warrant to purchase shares of Cyclerion common stock, subject to adjustment as set forth in the Merger Agreement, (vii) each then-outstanding share of Korsana restricted stock was assumed by Cyclerion, subject to adjustment as set forth in the Merger Agreement, (viii) each then-outstanding pre-funded warrant to purchase shares of Korsana common stock was converted into a pre-funded warrant to purchase shares of Cyclerion common stock, subject to adjustment as set forth in the Merger Agreement and the form of pre-funded warrant.

In connection with the Korsana Pre Closing Financing, immediately prior to the completion of the Merger, and in order to provide Korsana with additional capital for its development programs, Pre-Merger Korsana issued and sold, and certain new and current investors purchased, 140,516,578 shares of common stock of Pre-Merger Korsana and 20,171,961 Pre-Merger Korsana pre-funded warrants, at an estimated purchase price of $2.3648 per share or an estimated purchase price of $2.3647 per warrant, for the aggregate amount of $380.0 million. At the Closing of the Merger based on the Exchange Ratio, which is reflective of a one-for-seven reverse stock split, the Pre-Merger Korsana common stock and pre-funded warrants subscribed for were converted into the right to receive 29,143,139 shares of common stock and 4,183,665 pre-funded warrants. Shares of Pre-Merger Korsana common stock and pre-funded warrants to purchase shares of Korsana common stock issued pursuant to the Subscription Agreement were converted into shares of Cyclerion common stock and pre-funded warrants to purchase shares of Cyclerion common stock at Closing per the Merger Agreement.